Exhibit 4.2

Form of Representative’s Warrant

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF 180 DAYS BEGINNING ON THE date of the commencemEnt of sales of the offering pursuant To the registration statement, File No: 333-298996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION: (A) SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT TO ANYONE OTHER THAN OFFICERS OR PARTNERS OF Kingswood Capital Partners, LLC, EACH OF WHOM SHALL HAVE AGREED TO THE RESTRICTIONS CONTAINED HEREIN, IN ACCORDANCE WITH FINRA CONDUCT RULE 5110, OR (B) CAUSE THIS PURCHASE WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANT OR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110.

COMMON STOCK PURCHASE WARRANT

For the Purchase of [   ] Common Shares

of

VME COMPANIES, INC.

1. Purchase Warrant. VME Companies, Inc., a Texas corporation (the “Company”) certifies that, pursuant to that certain Underwriting Agreement by and between the Company and Kingswood Capital Partners, LLC (“Kingswood”), dated [●], 2026 (the “Underwriting Agreement”), Kingswood (with its permitted successors or assigns, the “Holder”), as registered owner of this common stock purchase warrant (this “Purchase Warrant”), is entitled, at any time or from time to time commencing on the date (the “Exercise Date”) that is 180 days following the commencement of sales of shares of common stock, par value $0.001 per share, (the “Shares”) of the Company (the “Offering”) pursuant to the Registration Statement, File No: 333-298996, as filed with the U.S. Securities and Exchange Commission (the “Commission”) and at or before 5:00 p.m., Eastern time, and ending on the date that is two and one-half years following the Exercise Date (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, [●]1 Shares, subject to adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein.

During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $[●] per Share (120% of the public offering price per share in the Offering); provided, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. Any term not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.

1 2.0% of the total number of shares of Common Stock sold in the Offering, including any shares sold upon exercise of the underwriters’ over-allotment option.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased in cash by wire transfer of immediately available funds to an account designated by the Company. If the subscription rights represented hereby are not exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.2.2 Cashless Exercise. In lieu of exercising this Purchase Warrant by payment of cash pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X =	Y(A – B)
A

Where,	X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Purchase Warrant in accordance with the terms of this Purchase Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A = The fair market value of one Share; and

B = The Exercise Price of this Purchase Warrant, as adjusted hereunder.

For purposes of this Section 2.2, the fair market value of a Share means, for any date, the VWAP of the Shares on such date. “VWAP” means, for any date, the volume weighted average price of the Shares for such date on the Trading Market on which the Shares are then listed or quoted for trading, as reported by Bloomberg L.P. (or any successor service reasonably agreed upon by the Company and the Holder). If the Shares are not then listed or quoted for trading on a Trading Market, VWAP shall mean the fair market value of a Share as determined in good faith by the board of directors of the Company (the “Board of Directors”).

2.3 Legend. Each certificate for the securities purchased under this Purchase Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933(the “Securities Act”):

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR APPLICABLE STATE LAW. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF 180 DAYS FOLLOWING THE COMMENCEMENT OF SALES OF THE OFFERING PURSUANT TO THE REGISTRATION STATEMENT OF THE COMPANY’S SECURITIES (FILE NO. 333-298996) AND MAY NOT BE (A) SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED TO ANYONE OTHER THAN KINGSWOOD CAPITAL PARTNERS, LLC OR BONA FIDE OFFICERS OR PARTNERS OF KINGSWOOD CAPITAL PARTNERS, LLC, OR (B) CAUSED TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Warrant agrees by its acceptance hereof that, for a period of 180 days following the commencement of sales of the Offering, such Holder shall not (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant or any of the Shares issuable hereunder, except to the extent permitted by FINRA Rule 5110, or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities issuable hereunder, except as provided in FINRA Rule 5110. On and after the date that is 180 days following the commencement of sales of the Offering, transfers may be made subject to compliance with applicable federal and state securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B, duly executed and completed, together with this Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall, within five Business Days, transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) evidencing the right to purchase the aggregate number of Shares purchasable hereunder, or such portion thereof as shall be contemplated by such assignment.

3.2 Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Warrant and the Shares issuable upon exercise hereof shall not be transferred unless and until (i) the Company has received an opinion of counsel reasonably satisfactory to the Company that such transfer may be effected without registration under the Securities Act and applicable state securities laws, (ii) a registration statement relating to the offer and sale of such securities has been declared effective by the Commission, and such transfer is made in accordance with such registration statement, or (iii) the transfer is effected pursuant to Rule 144 under the Securities Act (“Rule 144”) or another available exemption from registration under the Securities Act and applicable state securities laws.

4. New Purchase Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions set forth in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of a partial exercise or permitted assignment of this Purchase Warrant, upon surrender of this Purchase Warrant for cancellation, together with the duly executed Exercise Form or assignment form, as applicable, and payment of the Exercise Price and any transfer taxes, if applicable, the Company shall promptly issue and deliver to the Holder, without charge, a new Purchase Warrant of like tenor evidencing the right of the Holder to purchase the number of Shares purchasable hereunder that have not been exercised or assigned.

4.2 Lost, Stolen, Destroyed or Mutilated Purchase Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and, in the case of loss, theft or destruction, receipt of an indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of this Purchase Warrant, the Company shall execute and deliver a new Purchase Warrant of like tenor and representing the same rights as the Purchase Warrant so lost, stolen, destroyed or mutilated. Any such new Purchase Warrant shall constitute a substitute contractual obligation of the Company and shall be entitled to all of the benefits of this Purchase Warrant.

5. Adjustments.

5.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a stock split or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Shares, and the Exercise Price shall be proportionately decreased.

5.1.2 Combination of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is decreased by a reverse stock split, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares, and the Exercise Price shall be proportionately increased.

5.1.3 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1.1 or Section 5.1.2 hereof or that solely affects the par value of such Shares, or in the case of any merger, consolidation or other business combination transaction of the Company with or into another Person (other than a transaction in which the Company is the surviving entity and which does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or transfer of all or substantially all of the assets of the Company, then the Holder of this Purchase Warrant shall thereafter have the right to receive, upon exercise of this Purchase Warrant and payment of the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of securities, cash and other property receivable in such transaction by a holder of the number of Shares that would have been issuable upon exercise of this Purchase Warrant immediately prior to such event. The provisions of this Section 5.1.3 shall similarly apply to successive reorganizations, mergers, consolidations, sales or other transactions.

5.1.4 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any adjustment pursuant to this Section 5, and Purchase Warrants issued after such adjustment may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrants initially issued pursuant hereto. The acceptance by any Holder of the issuance of any such adjusted Purchase Warrant shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

5.2 Substitute Purchase Warrant. In the event of any merger, consolidation or other transaction described in Section 5.1.3, the surviving or acquiring entity shall execute and deliver to the Holder a supplemental warrant providing that the Holder shall thereafter have the right to receive, upon exercise of this Purchase Warrant, the kind and amount of securities, cash and other property receivable in such transaction by a holder of the number of Shares that would have been issuable upon exercise of this Purchase Warrant immediately prior to such transaction. Such supplemental warrant shall provide for adjustments that are substantially equivalent to the adjustments provided for in this Section 5.

5.3 Elimination of Fractional Interests. The Company shall not be required to issue fractions of Shares upon the exercise of this Purchase Warrant or to distribute certificates that evidence fractional Shares. In lieu of any fractional Share, the Company shall round the number of Shares issuable upon exercise to the nearest whole Share.

6. Registration Rights. The Company has filed with the Commission the Registration Statement on Form S-1 (File No. 333-298996) relating to the Offering. The Holder shall be entitled to the registration rights set forth in the Underwriting Agreement, including one demand registration right exercisable for a period of five years following the commencement of sales of the Offering and piggyback registration rights for a period of seven years following the commencement of sales of the Offering in each case subject to the terms and conditions of the Underwriting Agreement.

6.1 Demand Registration.

6.1.1 Grant of Right. Unless all of the Registrable Securities (as defined below) are either (a) no longer restricted securities (as defined in Rule 144 ) or (b) covered by an effective registration statement with a current prospectus, the Company, upon the written demand (the “Demand Notice”) of the holders of Purchase Warrants and/or Registrable Securities representing at least fifty-one percent of the Registrable Securities then outstanding (the “Majority Holders”), shall, on one occasion at the Company’s expense, register all or any portion of the Shares then held by the Holders or issuable upon exercise of outstanding Purchase Warrants (collectively, the “Registrable Securities”) requested by the Majority Holders. The Company shall file a registration statement or post-effective amendment covering such Registrable Securities within sixty days after receipt of the Demand Notice and shall use its commercially reasonable efforts to cause such registration statement or post-effective amendment to become effective as promptly as practicable thereafter. Such demand registration right may be exercised at any time during the five year period following the commencement of sales of the Offering. The Company shall provide written notice of receipt of any Demand Notice to all other holders of Registrable Securities within ten days after receipt thereof, and such holders shall have five days thereafter to request inclusion of their Registrable Securities in such registration statement.

6.1.2 Terms. The Company shall bear all fees and expenses associated with such demand registration, including the reasonable fees and expenses of one counsel selected by the holders of a majority of the Registrable Securities participating in such registration; provided, however, that such holders shall bear all underwriting discounts and commissions attributable to the sale of their Registrable Securities. The Company shall use its commercially reasonable efforts to qualify such Registrable Securities for sale under applicable state securities laws as reasonably requested by the Majority Holders; provided that the Company shall not be required to qualify to do business in any jurisdiction or subject itself to taxation or general service of process therein. The Company shall use its commercially reasonable efforts to keep such registration statement effective for up to twelve months following effectiveness or until all Registrable Securities covered thereby have been sold, whichever occurs first.

6.1.3. Deferred Filing. If (i) the Board of Directors determines in good faith that filing a registration statement at the time required under this Section 6.1 would be materially detrimental to the Company and its stockholders, and (ii) the Company delivers to the holders a certificate signed by an executive officer to that effect, the Company shall have the right to defer the filing of such registration statement on not more than two occasions during any twelve (12) month period for an aggregate period not to exceed one hundred twenty days.

6.1.4. No Cash Settlement Option. The Company shall not be required to settle any Purchase Warrant in cash. The Company’s sole obligation shall be to use its commercially reasonable efforts to maintain the effectiveness of any applicable registration statement.

6.1.5. Registrable Securities. For purposes of this Agreement, securities shall cease to constitute Registrable Securities when (i) a registration statement covering such securities has become effective and such securities have been sold pursuant thereto, (ii) such securities have been sold pursuant to Rule 144, (iii) such securities are eligible for resale pursuant to Rule 144 without volume or manner-of-sale limitations and without the requirement that the Company comply with Rule 144(c)(1), or (iv) such securities have ceased to be outstanding.

6.2 “Piggy-Back” Registration.

6.2.1 Grant of Right. Unless all Registrable Securities are either (a) no longer restricted securities within the meaning of Rule 144 or (b) covered by an effective registration statement with a current prospectus, the holders of Registrable Securities shall have unlimited piggyback registration rights for a period ending on the date that is seven years following the commencement of sales of the Offering, subject to applicable FINRA rules, to include such Registrable Securities in any registration statement filed by the Company for the sale of its securities (other than a registration statement on Form S-8, Form S-4, or any successor forms, or in connection with a transaction under Rule 145). If the managing underwriter of any underwritten offering determines that the inclusion of all Registrable Securities requested to be included would materially adversely affect such offering, the amount of Registrable Securities to be included shall be reduced to the extent necessary to permit the offering to proceed, with such reduction allocated among the participating holders on a pro rata basis based upon the number of Registrable Securities proposed to be included by each such holder.

6.2.2 Terms. The Company shall bear all fees and expenses incident to any piggyback registration, including the reasonable fees and expenses of one counsel selected by the participating holders, provided that the holders shall bear all underwriting discounts and commissions attributable to the sale of their Registrable Securities. The Company shall provide written notice to the holders of Registrable Securities of its intention to file a registration statement not less than ten days prior to such filing, and such holders shall have five days after receipt of such notice to request inclusion of their Registrable Securities therein. The Company shall use its commercially reasonable efforts to keep any registration statement filed pursuant to this Section 6.2 (other than a firm commitment underwritten offering) effective for at least nine months following its effective date or until all Registrable Securities included therein have been sold, whichever occurs first.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized but unissued Shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, property or rights as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price in accordance with the terms hereof, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and free of any preemptive rights. As long as this Purchase Warrant remains outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Purchase Warrant to be listed, subject to official notice of issuance, on each national securities exchange or trading market on which the Shares are then listed or quoted for trading.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon any Holder the right to vote, consent or receive notice as a stockholder of the Company for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Purchase Warrant and its exercise, any of the events described in Section 8.2 shall occur, then the Company shall give written notice of such event at least fifteen days prior to the applicable record date or the date fixed for the closing of the Company’s stock transfer books (the “Notice Date”) for the determination of stockholders entitled to receive such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the stock transfer books, as applicable. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the holders of Shares at the same time and in the same manner as such notice is given to such holders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon the occurrence of any of the following events: (i) the Company shall fix a record date for the purpose of entitling holders of Shares to receive a dividend or other distribution payable in Shares or other securities, property or rights, (ii) the Company shall offer to all holders of Shares any additional Shares or securities convertible into or exchangeable for Shares, or any option, right or warrant to subscribe therefor, or (iii) any dissolution, liquidation or winding up of the Company, or any merger, consolidation or sale of all or substantially all of the assets of the Company, shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall promptly after any adjustment of the Exercise Price pursuant to Section 5 deliver to the Holders a notice setting forth in reasonable detail the event requiring such adjustment and the method by which such adjustment was calculated (a “Price Notice”). The Price Notice shall be certified by the Chief Financial Officer of the Company.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one (1) Business Day after being sent by nationally recognized overnight courier, (iii) when sent by electronic mail during normal business hours of the recipient and, if sent outside such hours, on the next Business Day, or (iv) upon receipt if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as a party may designate by notice in accordance herewith):

If to the Holder:

Kingswood Capital Partners, LLC

126 E 56th Street, Suite 22S

New York, New York 10022

Attention: Tony Tian

Email: ttian@kingswoodus.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Keith J. Billotti, Esq.

Email: billotti@sewkis.com

If to the Company:

VME Companies, Inc.

3300 S. Broadway Avenue, Suite 205

Tyler, Texas 75701

Attention: Michael Thomas, Chief Executive Officer

Email: m.thomas@vmecompanies.com

with a copy (which shall not constitute notice) to:

Winston Taylor LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Attention: Beniamin D. Smolij, Esq.

Email: BSmolij@winston.com

9. Miscellaneous.

9.1 Amendments. The Company and Kingswood may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Kingswood may deem necessary or desirable and that the Company and Kingswood deem shall not adversely affect the interests of the Holders. All other modifications or amendments shall require the written consent of the Company and the Holder.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, whether oral or written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their respective permitted assigns and successors, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provision hereof.

9.5 Governing Law; Submission to Jurisdiction. THIS PURCHASE WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PURCHASE WARRANT, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS AND ANY CLAIM THAT SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.6 Waiver. The failure of the Company or the Holder at any time to enforce any provision of this Purchase Warrant shall not be deemed a waiver of such provision nor affect the validity of this Purchase Warrant or any provision hereof. No waiver of any breach or default under this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party against whom enforcement of such waiver is sought, and no waiver of any breach shall be deemed a waiver of any other or subsequent breach.

9.7 Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed effective for all purposes.

9.8 Restrictions. The Holder acknowledges that the Shares acquired upon exercise of this Purchase Warrant may be subject to restrictions on transfer under applicable federal and state securities laws.

9.9 Severability. Wherever possible, each provision of this Purchase Warrant shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Purchase Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Purchase Warrant.

9.10 FINRA Compliance. Notwithstanding anything contained herein to the contrary, this Purchase Warrant shall be interpreted and administered in a manner consistent with FINRA Rule 5110, and any provision hereof that is inconsistent with FINRA Rule 5110 shall be deemed modified to the minimum extent necessary to comply therewith.

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IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the [    ]th day of [    ], 2026.

VME Companies, Inc.,

By:
Name: Michael Thomas
Title: Chief Executive Officer

EXHIBIT A

EXERCISE FORM

Form to be used to exercise Purchase Warrant:

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for ______ Shares of VME Companies, Inc., a Texas corporation (the “Company”) and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ___ Shares under the Purchase Warrant for ______ Shares, as determined in accordance with the following formula:

X	=	Y(A-B)
A

Where,

X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Purchase Warrant in accordance with the terms of this Purchase Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A = The VWAP of one Share, determined in accordance with the Purchase Warrant; and

B = The Exercise Price of this Purchase Warrant, as adjusted hereunder

The undersigned agrees and acknowledges that the foregoing calculation is subject to verification by the Company in accordance with the terms of the Purchase Warrant.

Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

Signature

Signature Guaranteed

DTC Account Number (if applicable): __________________

Broker Name (if applicable): _________________________

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)
Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

EXHIBIT B

ASSIGNMENT FORM

Form to be used to assign Purchase Warrant:

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED,            does hereby sell, assign and transfer unto the right to purchase shares of VME Companies, Inc., a Texas corporation (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ____________, 20__

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Purchase Warrant.